Exhibit 99.1

Concrete Pumping Holdings Reports Robust First Quarter 2023 Results

- Double-Digit Revenue Growth Drive Record First Quarter -

DENVER, CO – March 9, 2023 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the first quarter ended January 31, 2023.

First Quarter Fiscal Year 2023 Highlights vs. First Quarter of Fiscal Year 2022 (where applicable)

●	Revenue increased 10% to $93.6 million compared to $85.4 million.
●	Gross profit increased 7% to $36.5 million compared to $34.1 million.
●	Income from operations increased 27% to $9.4 million compared to $7.4 million.
●	Net income increased to $6.5 million compared to $1.2 million.
●	Net income attributable to common shareholders increased to $6.0 million or $0.11 per diluted share, compared to $0.7 million or $0.01 per diluted share.
●	Adjusted EBITDA[1] increased 7% to $25.0 million compared to $23.3 million, with Adjusted EBITDA margin[1] at 26.8% compared to 27.3%.
●	Amounts outstanding under debt agreements were $425.2 million with net debt[1] of $421.2 million. Total available liquidity was $110.2 million as of January 31, 2023, compared to $111.2 million as of October 31, 2022.

Management Commentary

“The strength of our business was once again on display in our first quarter,” said Bruce Young, CEO of Concrete Pumping Holdings. “Double-digit top and bottom-line growth, and expansion in every segment, drove another record quarter. Within our U.S. concrete pumping business, we continued to expand market share in the commercial and infrastructure end markets. Eco-Pan had an especially strong quarter with a 32% increase in revenue as we continued to leverage the organic growth in our operations network supported by our expanded salesforce. In the U.K., we delivered organic revenue improvement as the region continues to benefit from commercial and infrastructure development.

"In February, we continued to execute upon our M&A strategy to enhance our geographic footprint by acquiring the assets of Cherokee Pumping, Inc. and Cherokee Materials, LLC, both headquartered in Atlanta, Georgia for $6.3 million. We believe that these acquisitions fit our criteria of high-returning capital investments that will position us well to expand revenue and margins over time.

“As we look to the future, we anticipate continued strength in the commercial and infrastructure end markets, while also proactively seeking opportunities in the residential end market given uncertain macroeconomic conditions. The focus remains on maximizing shareholder value by leveraging our unique operational capabilities, high-value service offering, and opportunistic, accretive M&A."

1 Adjusted EBITDA, Adjusted EBITDA margin and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures. As of the first quarter of fiscal 2023, adjusted EBITDA no longer includes an add-back for director costs and public company expenses.

First Quarter Fiscal Year 2023 Financial Results

Revenue in the first quarter of fiscal year 2023 increased 10% to $93.6 million compared to $85.4 million in the first quarter of fiscal year 2022. The increase was attributable to strong growth across each of the Company’s segments as a result of organic growth from some regionally higher volumes and improved pricing, as well as the acquisition of Coastal Carolina Pumping in August 2022.

Gross profit in the first quarter of fiscal year 2023 increased 7% to $36.5 million compared to $34.1 million in the prior year quarter. Gross margin was 39.0% compared to 39.9% in the prior year quarter as higher input costs, particularly in diesel fuel and the severe winter weather impacts on operating leverage, more than offset price improvements.

Excluding amortization of intangible assets of $4.8 million, depreciation expense of $0.6 million and stock-based compensation expense of $1.1 million, G&A expenses were $20.5 million (21.9% of revenue) for the fiscal 2023 first quarter, up $1.6 million from $18.9 million (22.2% of revenue) for fiscal 2022 first quarter. The increase was primarily due to higher (1) labor costs from recent acquisitions and (2) legal and accounting costs that were partially offset by fluctuations in the GBP.

During the three-month period ended January 31, 2023, the Company recognized a $4.6 million gain on the fair value remeasurement of its liability-classified warrants. There was no change in the fair value remeasurement of its liability-classified warrants during the first quarter of fiscal 2022. The changes in the fair value remeasurement of the public warrants for all periods presented are primarily driven by changes in the public trading price of the warrants during the respective periods.

Net income increased to $6.5 million compared to $1.2 million. Net income attributable to common shareholders in the first quarter of fiscal year 2022 increased to $6.0 million, or $0.11 per diluted share, compared to net income attributable to common shareholders of $0.7 million, or $0.01 per diluted share, in the prior year quarter.

Adjusted EBITDA in the first quarter of fiscal year 2022 increased 7% to $25.0 million compared to $23.3 million in the prior year quarter. Adjusted EBITDA margin declined slightly to 26.8% compared to 27.3% in the prior year quarter.

Liquidity

On January 31, 2023, the Company had debt outstanding of $425.2 million, net debt of $421.2 million and total available liquidity of $110.2 million.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal year 2023 increased 7% to $67.2 million compared to $63.1 million in the prior year quarter. The increase was primarily due to revenue contribution in the first quarter of 2023 from the Coastal acquisition. Net loss in the first quarter of fiscal year 2023 was $1.1 million compared to a net loss of $0.7 million in the prior year quarter. Adjusted EBITDA increased 1% to $14.7 million in the first quarter of fiscal year 2023 compared to $14.5 million in the prior year quarter.

U.K. Operations. Revenue in the first quarter of fiscal year 2023 increased 6% to $12.7 million compared to $12.0 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 18% year-over-year. The increase in revenue was primarily attributable to rate per job increases across the region. Net loss in the first quarter of fiscal year 2023 improved to $0.1 million compared to a net loss of $0.2 million in the prior year quarter. Adjusted EBITDA was $3.2 million in the first quarter of fiscal year 2023 compared to $3.3 million in the prior year quarter.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal year 2023 increased 32% to $13.8 million compared to $10.5 million in the prior year quarter. The increase was primarily due to organic growth and pricing improvements. Net income in the first quarter of fiscal year 2023 increased 61% to $2.8 million compared to $1.7 million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal year 2023 increased 33% to $6.5 million compared to $4.9 million in the prior year quarter.

Fiscal Year 2023 Outlook

The Company continues to expect fiscal year 2023 revenue to range between $420.0 million to $445.0 million, Adjusted EBITDA to range between $125.0 million to $135.0 million, and free cash flow2 to range between $65.0 million and $75.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2023 results.

Date: Thursday, March 9, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13736571

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at (https://viavid.webcasts.com/starthere.jsp?ei=1599863&tp_key=1493e5eef1) and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 15, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13736571

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2023, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 20 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 18 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2023 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs and the ongoing war in Ukraine and the COVID-19 pandemic, on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Other adjustments includes the adjustment for warrant liabilities revaluation, restructuring costs, extraordinary expenses and gain/loss on currency transactions. As of the first quarter of fiscal 2023, we have modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the first quarter of fiscal 2022 is restated by $0.7 million for these expenses to reflect this change. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	January 31,	October 31,
(in thousands, except per share amounts)	2023	2022

Current assets:
Cash and cash equivalents	$4,049	$7,482
Trade receivables, net	53,020	62,882
Inventory, net	6,593	5,532
Income taxes receivable	109	485
Prepaid expenses and other current assets	12,516	5,175
Total current assets	76,287	81,556

Property, plant and equipment, net	422,800	419,377
Intangible assets, net	133,681	137,754
Goodwill	221,905	220,245
Right-of-use operating lease assets	23,796	24,833
Other non-current assets	2,029	2,026
Deferred financing costs	1,567	1,698
Total assets	$882,065	$887,489

Current liabilities:
Revolving loan	$50,247	$52,133
Operating lease obligations, current portion	4,741	4,001
Finance lease obligations, current portion	111	109
Accounts payable	5,745	8,362
Accrued payroll and payroll expenses	11,430	13,341
Accrued expenses and other current liabilities	30,083	32,156
Income taxes payable	559	178
Total current liabilities	102,916	110,280

Long term debt, net of discount for deferred financing costs	370,824	370,476
Operating lease obligations, non-current	19,284	20,984
Finance lease obligations, non-current	140	169
Deferred income taxes	74,930	74,223
Warrant liability	2,473	7,030
Total liabilities	570,567	583,162

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2023 and October 31, 2022	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 55,407,330 and 56,226,191 issued and outstanding as of January 31, 2023 and October 31, 2022, respectively	6	6
Additional paid-in capital	380,535	379,395
Treasury stock	(10,105)	(4,609)
Accumulated other comprehensive loss	(4,176)	(9,228)
Accumulated deficit	(79,762)	(86,237)
Total stockholders' equity	286,498	279,327

Total liabilities and stockholders' equity	$882,065	$887,489

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations
	Three Months Ended January 31,
(in thousands, except share and per share amounts)	2023	2022

Revenue	$93,575	$85,448
Cost of operations	57,121	51,321
Gross profit	36,454	34,127
Gross margin	39.0%	39.9%

General and administrative expenses	27,038	26,721
Transaction costs	3	21
Income from operations	9,413	7,385

Interest expense, net	(6,871)	(6,261)
Change in fair value of warrant liabilities	4,556	-
Other income, net	21	37
Income (loss) before income taxes	7,119	1,161

Income tax expense (benefit)	644	(22)
Net income (loss)	6,475	1,183

Less preferred shares dividends	(441)	(441)

Income (loss) available to common shareholders	$6,034	$742

Weighted average common shares outstanding
Basic	53,601,707	53,667,290
Diluted	54,457,125	54,712,478

Net income (loss) per common share
Basic	$0.11	$0.01
Diluted	$0.11	$0.01

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Three Months Ended January 31,
(in thousands, except per share amounts)	2023	2022

Net income	$6,475	$1,183
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash operating lease expense	1,113	893
Foreign currency adjustments	(816)	-
Depreciation	9,654	8,341
Deferred income taxes	129	(175)
Amortization of deferred financing costs	479	458
Amortization of intangible assets	4,795	5,739
Stock-based compensation expense	1,140	1,480
Change in fair value of warrant liabilities	(4,556)	-
Net gain on the sale of property, plant and equipment	(578)	(444)
Net changes in operating assets and liabilities:
Trade receivables, net	10,415	676
Inventory	(957)	(265)
Prepaid expenses and other assets	(7,256)	(6,265)
Accounts payable	(3,997)	(3,460)
Accrued payroll, accrued expenses and other liabilities	1,876	5,027
Net cash provided by operating activities	17,916	13,188

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,120)	(35,431)
Proceeds from sale of property, plant and equipment	2,333	1,950
Purchases of intangible assets	-	(1,050)
Net cash used in investing activities	(14,787)	(34,531)

Cash flows from financing activities:
Proceeds on revolving loan	83,812	92,164
Payments on revolving loan	(84,980)	(76,928)
Payments on finance lease obligations	(26)	(25)
Purchase of treasury stock	(5,495)	(534)
Proceeds on exercise of options	(6,689)	14,677
Effect of foreign currency exchange rate on cash	127	155
Net decrease in cash and cash equivalents	(3,433)	(6,511)
Cash and cash equivalents:
Beginning of period	7,482	9,298
End of period	$4,049	$2,787

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended January 31,		Change
(in thousands)	2023	2022		$%
U.S. Concrete Pumping	67,187	$63,069	$4,118	6.5%
U.K. Operations	12,708	12,022	686	5.7%
U.S. Concrete Waste Management Services	13,773	10,457	3,316	31.7%
Corporate	625	625	-	0.0%
Intersegment	(718)	(725)	7	-1.0%
Total Revenue	$93,575	$85,448	$8,127	9.5%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended January 31,		Three Months Ended January 31,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$(1,100)	$(701)	$14,688	$14,496	$192	1.3%
U.K. Operations	(100)	(172)	3,186	3,287	(101)	-3.1%
U.S. Concrete Waste Management Services	2,812	1,749	6,547	4,911	1,636	33.3%
Corporate	4,863	307	625	625	-	0.0%
Total	$6,475	$1,183	$25,046	$23,319	$1,727	7.4%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share
Q1 2022	$85	$1	$23	$35	$(12)	$0.01
Q2 2022	$96	$6	$27	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” for a discussion of the definition of the measure and below for a reconciliation of the current period such measure to its most comparable GAAP measure.

2 Information on M&A or growth investments included in capital expenditures have been included for relevant quarters below:

*Q1 2023 capex includes approximately $3 million growth investment.

*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.

*Q3 2022 capex includes approximately $7 million growth investment.

*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.

*Q1 2022 capex includes approximately $19 million M&A and $2 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended January 31,
(dollars in thousands)	2023	2022
Consolidated
Net income	$6,475	$1,183
Interest expense, net	6,871	6,261
Income tax expense (benefit)	644	(22)
Depreciation and amortization	14,449	14,080
EBITDA	28,439	21,502
Transaction expenses	3	21
Stock based compensation	1,140	1,480
Change in fair value of warrant liabilities	(4,556)	-
Other income, net	(21)	(37)
Other adjustments[1]	41	353
Adjusted EBITDA	$25,046	$23,319

U.S. Concrete Pumping
Net loss	$(1,100)	$(701)
Interest expense, net	6,178	5,483
Income tax benefit	(389)	(639)
Depreciation and amortization	10,374	9,808
EBITDA	15,063	13,951
Transaction expenses	3	21
Stock based compensation	1,140	1,480
Other income, net	(10)	(29)
Other adjustments[1]	(1,508)	(927)
Adjusted EBITDA	$14,688	$14,496

U.K. Operations
Net loss	$(100)	$(172)
Interest expense, net	693	778
Income tax benefit	(40)	(82)
Depreciation and amortization	1,827	1,985
EBITDA	2,380	2,509
Other income, net	(6)	(2)
Other adjustments	812	780
Adjusted EBITDA	$3,186	$3,287

1 Other adjustments include the adjustment for warrant liabilities revaluation, restructuring costs, extraordinary expenses and gain/loss on currency transactions. As of the first quarter of fiscal 2023, we have modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the first quarter of 2022 has been recast by $0.7 million for these expenses to reflect this change.

	Three Months Ended January 31,
(dollars in thousands)	2023	2022
U.S. Concrete Waste Management Services
Net income	$2,812	$1,749
Income tax expense	968	594
Depreciation and amortization	2,035	2,074
EBITDA	5,815	4,417
Other income, net	(5)	(6)
Other adjustments	737	500
Adjusted EBITDA	$6,547	$4,911

Corporate
Net income	$4,863	$307
Income tax expense	105	105
Depreciation and amortization	213	213
EBITDA	5,181	625
Change in fair value of warrant liabilities	(4,556)	-
Adjusted EBITDA	$625	$625

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,
(in thousands)	2022	2022	2022	2022	2023
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	16,208	29,867	16,884	52,133	50,247
Less: Cash	(2,787)	(2,670)	(2,445)	(7,482)	(4,049)
Net debt	388,421	402,197	389,439	419,650	421,198

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Consolidated
Net income (loss)	$1,183	$5,985	$12,976	$8,532	$6,475
Interest expense, net	6,261	6,346	6,517	6,765	6,871
Income tax expense (benefit)	(22)	527	2,030	2,991	644
Depreciation and amortization	14,080	14,236	14,190	14,957	14,449
EBITDA	21,502	27,094	35,713	33,245	28,439
Transaction expenses	21	20	20	259	3
Stock based compensation	1,480	1,351	1,333	870	1,140
Change in fair value of warrant liabilities	-	(2,474)	(7,420)	-	(4,556)
Other expense (income)	(37)	(13)	(16)	(19)	(21)
Other adjustments[1]	353	1,080	407	1,292	41
Adjusted EBITDA	$23,319	$27,058	$30,037	$35,647	$25,046

1 See note above.